                                                                                           Exhibit 10(g)
                                                Acxiom Corporation
                                         Leadership Team Compensation Plan
                                                 Fiscal Year 2004

         Compensation for Acxiom's leadership is based upon principles designed to align leadership compensation with business strategy, Acxiom values and management initiatives.  The Plan is designed to:

                o  align the leaders' interests with the stockholders' and investors' interests,
                o  motivate the leaders to achieve the highest level of performance,
                o  retain key leaders by linking executive compensation to Acxiom performance, and
                o  attract the best candidates through competitive, growth-oriented plans.

         The resulting compensation strategy is targeted to provide an overall level of compensation opportunity that is competitive within the markets in which Acxiom competes, as well as within a broader group of companies of comparable size and complexity.  Actual compensation levels may eventually be greater than or less than the average competitive market levels, based upon the achievement of Acxiom, as well as upon individual performance.

Components of Compensation

         Compensation paid to Acxiom's leaders consists of the following:  base pay, cash incentive pay, and long-term incentive compensation ("LTI") granted under Acxiom's stock option plans.  The compensation system contains varying compensation levels for determining cash incentive pay and LTI, which provides flexibility in establishing appropriate compensation packages for Acxiom's leadership.  The Plan provides for increasingly large percentages of total compensation being weighted towards cash incentive pay and, to an even greater degree, toward LTI. The higher the compensation level, the greater the overall percentage of cash incentive pay and LTI.

         Base Pay - Base pay levels are largely determined through market comparisons.  Actual salaries are based on individual performance contributions and the use of market surveys for comparable companies and positions.
Base salaries for Acxiom's senior leadership are targeted to represent 35-40% of total compensation, which includes the annual cash incentive pay and LTI compensation.  For other corporate, group and business unit level leaders, base salaries are targeted at 40-70% of total compensation.

         Cash Incentive Pay - Cash incentive pay is targeted to represent 25% of total compensation for the senior leadership team and 15-25% for other corporate, group and business unit leaders.  Attainment of targeted cash incentive pay is largely determined by meeting the Company's earnings per share target.  There are no provisions for over-attainment payments under the Plan, however, the Company's Internal Compensation Committee may approve payments above target amounts in the event of overachievement.

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         Long-Term Incentive Compensation - The Committee's LTI plan is composed of awards of stock options designed to align the long-range interests of Acxiom's leadership team and its stockholders and to assist in the retention of key associates.  LTI awards are targeted to represent 35-40% of total compensation for senior leadership and 15-35% for other corporate, group and business unit leaders.

         The terms of LTI non-statutory options granted in FY04 are 12 years, and the exercise price is 100% of fair market value on the date of grant. Vesting begins two years after the date of grant, with 20% of the options becoming vested on each of the second through sixth anniversaries of the date of grant.

           Supplemental Executive Retirement Plan - All members of Acxiom's leadership team are eligible to participate in the Supplemental Executive Retirement Plan ("SERP"), by contributing up to 100% of their pretax income into the plan.  Acxiom matches at a rate of $.50 on the dollar up to the first 6% of the leadership team members' combined contributions under both the SERP and Acxiom's 401K Retirement Plan.  The Acxiom match is paid in Acxiom common stock.

         Other Compensation Plans -  Acxiom maintains certain broad-based employee benefit plans in which leadership team members are permitted to participate on the same terms as non-leadership team associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

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